Shareholder Letter Q2 2025 1

$1,083M ↑29%

IN FORCE PREMIUM (IFP)

$402 ↑4%

PREMIUM PER CUSTOMER

2,693,107 ↑24%

TOTAL CUSTOMERS

IN FORCE PREMIUM ($s in m)



$687
$839
$1,083
Q2 23
Q2 24
Q2 25

KEY METRICS ($s in m)



ADJUSTED EBITDA
NET LOSS
GEP
$164
$200
$252
($53) ($67)
($43) ($57)
($41) ($44)
Q2 23
Q2 24
Q2 25
NET LOSS / GEP
(41%)
(29%)
(17%)

ADJUSTED GROSS PROFIT ($s in m)



ADJUSTED GP
GAAP GP
ADJUSTED GP / GEP
$17
$12
10%
$33
$31
17%
$66
$64
26%
Q2 23
Q2 24
Q2 25

ADJUSTED FREE CASH FLOW ($s in m)



ADJUSTED FREE CASH FLOW
CASH FLOW FROM OPERATING ACTIVITIES
($52)
($50)
$2
($12)
$25
$6
Q2 23
Q2 24
Q2 25

1

Dear Shareholders, Our second quarter results were very strong, once again headlined by accelerating growth, healthy underwriting performance, and excellence in expense management. The quarter saw momentum continue to build in two of our high potential growth engines – Car and Europe, which we’ll dive into in a bit more detail. Looking ahead, we have raised full year 2025 IFP, GEP, and Revenue guidance while reiterating full year 2025 Adj. EBITDA guidance. Here’s a look at the key metrics: • Top Line: At $1.08 billion, In Force Premium grew 29% YoY – our seventh consecutive quarter of growth acceleration – while Revenue grew 35%. • Loss Ratio: Trailing twelve months (“TTM”) gross loss ratio improved by 3 points sequentially to 70%, comfortably in line with our target range. Our second quarter gross loss ratio of 67% was 12 points improved relative to the prior year. • Gross Profit: Increased by 109% year on year to $64.3 million, while gross margin improved by 14 points to 39%. • Operating Expenses: Increased by $23 million, or 21%, primarily driven by a $24 million, or 93% increase, in growth spend, consistent with our accelerating growth plan. Excluding growth spend, operating expenses declined by $1 million, or 2%, vs. the prior year. • Bottom Line: Adj. EBITDA loss of ($41) million was 5% improved relative to prior year, in line with our guidance. Net Loss in the quarter was ($44) million, 23% improved relative to prior year. • Cash Flow: Generated $25 million of Adj. Free Cash Flow in the second quarter, an increase of $23 million relative to prior year. Cash flow from operations was $6 million in the second quarter, an increase of $17 million relative to prior year. 2

Grow the business and scale the operation Executing against the strategy presented at November 2024 Investor Day 3 Sustained operating leverage driven by AI and automation 7 quarters of IFP growth acceleration alongside sustained gross loss ratio improvement yields a near tripling in gross profit 18% 20% 22% 22% 24% 26% 27% 29% Q3 23 Q4 23 Q1 24 Q2 24 Q3 24 Q4 24 Q1 25 Q2 25 88% 85% 83% 79% 77% 73% 73% 70% Q3 23 Q4 23 Q1 24 Q2 24 Q3 24 Q4 24 Q1 25 Q2 25 TTM GROSS LOSS RATIO IFP VS OPEX EXCL GROWTH SPEND ($s in m) $87 $80 $609 $1,083 $0 $100 $200 $300 $500 $600 $700 $800 $900 $1,000 $1,100 $1,200 OPEX EXCL. GROWTH IN FORCE PREMIUM (END OF PERIOD) Q2 25Q3 22 IFP YoY GROWTH RATE Q2 25 OPEX includes a one time benefit from a tax refund in the quarter of $11.7M

Lemonade Car Update Car delivered another quarter of growth acceleration, concluding a very strong first half of 2025. Our Q2 IFP result represents 12% sequential growth, outpacing the overall business for the second consecutive quarter. We expect more of the same in the coming quarters. Last quarter, we discussed experiments incorporating telematics insights earlier in the customer lifecycle. These and similar tests yielded a ~60% boost in conversion rates in Q1 as compared to our Q4 baseline. In Q2, we began investing behind those learnings, increasing our Car growth spend by 25% as compared to Q1, while maintaining marketing efficiency levels. Geographic expansion has been another growth tailwind. Colorado, launched in Q1, has delivered encouraging performance. We have seen higher new business & cross sale conversion rates in CO's first full quarter than any prior state launch. Indiana launched on July 7; we're eager to see it develop along a similar trajectory. Our Q2 Car gross loss ratio of 82% was 13 points improved vs. prior year and the lowest since we launched Car. We are seeing favorable trend development across new and renewal business. This strength – delivered concurrently to growth acceleration – illustrates a critical pillar of our strategy: broad telematics adoption yields enhanced pricing segmentation that allows us to evaluate risk with precision, driving down both prices for good risks and loss ratios. 4 Car growth acceleration and loss ratio improvement $123 $123 $117 $122 $134 $150 IFP Gross Loss Ratio (GLR) Q1 24 Q2 24 Q3 24 Q4 24 Q1 25 Q2 25 $100 $120 $140 $160 70% 80% 90% 100% GLRIFP ($m)

Spotlight: Lemonade Europe Our European business is already contributing meaningfully to our growth. We’re live in Germany, France, the UK, and the Netherlands, serving 250,000+ renters and homeowners. Europe diversifies our growth opportunity beyond the U.S., with lower catastrophe exposure and a regulatory environment that enables rapid pricing & underwriting iteration, free of rate filing. This accelerates feedback loops, sharpens our AI- powered models, and enhances pricing accuracy. Our AI-native platform scales across markets — spanning languages, products, and regulators — with no need for large local teams and country-specific infrastructure. This yields a structural efficiency that enables us to deliver attractive prices to customers. The result: in Q2, Europe IFP grew >200% YoY to $43 million, contributing >20% of Lemonade’s net new customers. This has been paired with gross loss ratio improvement – Q2 landed in the low 80s, 15 points improved YoY. Compared to when we crossed $50 million IFP in the U.S., our European business has a gross loss ratio over 20 points better, and delivers double the amount of new business per dollar of growth spend. Looking ahead, we see rich potential: deeper penetration in existing markets, new product launches, and stronger cross-sell focus. We believe that Europe will continue to be a key engine of rapid, profitable growth for years to come. 5 Europe IFP growth rate exceeds 200% $12 $14 $19 $24 $33 $43 IFP Growth Rate Q1 24 Q2 24 Q3 24 Q4 24 Q1 25 Q2 25 $0 $10 $20 $30 $40 $50 0% 50% 100% 150% 200% 250% IFP $(m) Growth Rate

Reinsurance Renewal We recently announced the renewal of our reinsurance program for the year starting July 1, 2025. We renewed coverage with a panel of long-term partners on terms materially similar to last year, with one notable difference: we reduced the proportional quota share program from 55% to 20% cession — right sized for a book at our stage of maturity. It’s worth underscoring that this decision was deliberate. We had a wide range of options available to us, including renewing on expiring terms. By reducing premium cessions related to quota share reinsurance, we keep more of the business on our books, thereby retaining more revenue and gross profit. Our ability to make this move now is thanks to our consistent, multi-year track record of improving loss ratios and more predictable underwriting performance. A couple of important clarifications: • A lower quota share reinsurance cession would typically increase capital needs and reduce capital efficiency within our regulated insurance subsidiaries. However, an improved loss ratio and the expanded use of Lemonade Re, our wholly owned captive, offset these pressures such that there is no material change in our capital plan. • Premiums ceded to reinsurance partners lead to a proportional reduction to revenue, but not IFP. Therefore, a reduction in our quota share program increases our revenue retention and yields a period during which revenue growth rates are expected to outpace IFP growth rates. • All quota share coverage is on a 'risk attaching' basis, meaning it covers policies written or renewed between July 1 and June 30. As such, the transition from 55% to 20% ceded does not happen overnight. Rather, ceded earned premium related to our quota share program as a percentage of gross earned premium is expected to gradually ramp down from 55% to 20% over the next several quarters, in a roughly linear fashion. This dynamic is embedded within our 2025 revenue guidance. Please reference the insurance supplement at the end of this letter for more detail. 6

Guidance

Below we note how we expect the third quarter and full year 2025 to shape up. **We have raised FY IFP, GEP, and Revenue guidance while reiterating FY Adj. EBITDA guidance**. Revenue guidance contemplates the impact of the recent reinsurance renewal, and reflects the **gradual transition dynamics** noted above, such that the expected share of gross earned premium ceded to quota share reinsurance partners is expected to be ~45% in 2H 2025 in aggregate.

We reiterate our expectation of positive Adj. FCF for FY 2025, and expect to realize positive Adj. EBITDA before the end of FY 2026.

	Q3 2025	Full Year 2025
All in millions	Low - High	Low - High
In force premium (IFP)	$1,144 - $1,147	$1,213 - $1,218
Gross earned premium (GEP)	$267 - $269	$1,036 - $1,039
Revenue	$183 - $186	$710 - $715
Adjusted EBITDA loss[1]	($37) - ($34)	($140) - ($135)
Stock-based compensation expense	$17	$61
Weighted avg. common shares	74	74

[1] A full reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, interest income, net investment income, interest expense and other transactions that we consider to be unique in nature, all of which are adjustments to Adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the second quarter June 30, 2025 in the reconciliation tables at the end of this letter.

7

Q2 2025 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 29% to $1,083.4 million as compared to the second quarter of 2024. Customers Customer count increased by 24% to 2,693,107 as compared to the second quarter of 2024. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $402 at the end of the second quarter, up 4% from the second quarter of 2024. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 84%, a decrease of 4 points from the second quarter of 2024. The decline is largely attributable to the non-renewal of policies which failed to meet certain underwriting criteria, as discussed in prior letters. Gross Earned Premium Second quarter gross earned premium of $252.3 million increased by $52.4 million or 26% as compared to the second quarter of 2024, primarily due to the increase of IFP earned during the quarter. 8

Revenue Second quarter revenue of $164.1 million increased by $42.1 million or 35% as compared to the second quarter of 2024, primarily due to the increase of gross earned premium, ceding commission income, and net investment income. Gross Profit Second quarter gross profit of $64.3 million increased by $33.5 million or 109% as compared to the second quarter of 2024, primarily due to the 35% increase in revenue and 10 points improvement in net loss ratio. Adjusted Gross Profit Second quarter adjusted gross profit of $65.6 million increased by $32.2 million or 96% as compared to the second quarter of 2024, primarily due to the 35% increase in revenue and 10 points improvement in net loss ratio. Adjusted gross profit is a non-GAAP measure. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, of $129.2 million increased by $22.6 million or 21% as compared to the second quarter of 2024. The increase was primarily driven by higher growth spend for customer acquisition, partially offset by a one-time $11.7 million tax refund received in the second quarter under the Employee Retention Credit (ERC) program. Growth spend, included in sales and marketing expense, was $49.7 million in the quarter, as compared to $25.8 million in the second quarter 2024. Net Loss Net loss in the second quarter was ($43.9) million, or ($0.60) per share, as compared to ($57.2) million, or ($0.81) per share, in the second quarter of 2024. This year over year improvement is primarily attributable to higher revenue in the second quarter, offset by higher growth spend. 9

Adjusted EBITDA Adjusted EBITDA loss was ($40.9) million, as compared to an Adjusted EBITDA loss of ($43.0) million in the second quarter 2024. This year over year improvement is primarily attributable to revenue growth, and improved underwriting results, offset by the increase in growth spend. Adjusted EBITDA is a non-GAAP measure. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $1.03 billion at June 30, 2025. As of June 30, 2025, approximately $277 million is carried by our insurance subsidiaries as regulatory surplus. Adjusted Free Cash Flow Adjusted free cash flow in the second quarter was $25 million, as compared to $2 million in the second quarter of 2024. Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. 10

Key Operating and Financial Metrics Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 ($ in millions, except Premium per customer) Customers (end of period) 2,693,107 2,167,194 2,693,107 2,167,194 In force premium (end of period) $ 1,083.4 $ 838.8 $ 1,083.4 $ 838.8 Premium per customer (end of period) $ 402 $ 387 $ 402 $ 387 Annual dollar retention (end of period) 84% 88% 84% 88 % Total revenue $ 164.1 $ 122.0 $ 315.3 $ 241.1 Gross earned premium $ 252.3 $ 199.9 $ 485.9 $ 387.8 Gross profit $ 64.3 $ 30.8 $ 102.9 $ 65.5 Adjusted gross profit $ 65.6 $ 33.4 $ 111.6 $ 70.1 Net loss $ (43.9) $ (57.2) $ (106.3) $ (104.5) Adjusted EBITDA $ (40.9) $ (43.0) $ (87.9) $ (76.9) Gross profit margin 39% 25% 33% 27 % Adjusted gross profit margin 40% 27% 35% 29 % Ratio of Adjusted gross profit to Gross earned premium 26% 17% 23% 18 % Gross loss ratio 67% 79% 73% 79 % Net loss ratio 69% 79% 75% 79% 11

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this shareholder letter are Adjusted EBITDA, Adjusted gross profit, Ratio of Adjusted gross profit to Gross earned premium, Free cash flow, and Adjusted free cash flow. We define Adjusted EBITDA, a non-GAAP financial measure, as net loss excluding income tax expense, depreciation and amortization, stock-based compensation, interest expense, interest income and others, net investment income, change in fair value of warrants liability, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, and other non- cash adjustments and other transactions that we would consider to be unique in nature. We exclude these items from Adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use Adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with U.S. GAAP, and other companies may define Adjusted EBITDA differently. We define Adjusted gross profit, a non-GAAP financial measure, as gross profit excluding net investment income, interest income and other income, and net realized gains and losses on sale of investments, plus fixed costs and overhead associated with our underwriting operations including employee-related expense, professional fees and other, and depreciation and amortization allocated to cost of revenue, and other adjustments that we would consider to be unique in nature. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. We define the Ratio of Adjusted gross profit to Gross earned premium as the ratio of adjusted gross profit divided by gross earned premium. The Ratio of Adjusted gross profit to Gross earned premium measures the relationship between the 12 underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with U.S. GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this shareholder letter have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted gross profit, and Adjusted gross profit margin, Ratio of Adjusted gross profit to Gross earned premium, and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this shareholder letter. 13

This shareholder letter also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio, net loss ratio and gross loss ratio ex-CAT. We define Customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define In force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects approximately 3% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. 14

We define Premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third-party insurance partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define Annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. Gross earned premium ("GEP") is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. We also began assuming premium related to car insurance policies written in Texas in December 2022, in connection with our fronting arrangement with a third party carrier in Texas. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. 15

We define Gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define Net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. We define Gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. We define Trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium for the past twelve months. We define Opex excluding growth spend, as total expense less loss and loss adjustment expenses, net, and growth spend. We define Growth spend as advertising expense related to acquiring policies, included in “Sales and marketing expenses” in the consolidated financial statements. We define Free cash flow ("FCF") as cash flow from operating activities, less capital expenditures. We define Adjusted free cash flow ("Adj. FCF") as cash flow from operating activities, less capital expenditures plus net borrowings under financing agreement. 16

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its second quarter 2025 financial results and business outlook during a teleconference on August 5, 2025, at 8:00 AM ET. The conference call (access code 820365) can be accessed toll-free at 833-470-1428 or at 404-975-4839. A live audio webcast of the call will be available simultaneously at https:// www.lemonade.com/investor Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://www.lemonade.com/investor About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US, the UK and Europe replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade donates to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. For more information, please visit www.lemonade.com, and follow Lemonade on X or Instagram. Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com 17

Forward-looking statement safe harbor This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our financial outlook for the third quarter and full year 2025, our future operating expenses, our future profitability, our ability to acquire new business, including growth in car and Europe, acceleration through our synthetic agents program, the expected benefits, accuracy and growth of our predictive and generative AI models, our anticipated growth, profitability, our industry, business strategy, plans, goals and expectations concerning our market position, future operations, reinsurance coverage, capital efficiency ratio, and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward- looking statements, including but not limited to, the following: our history of losses and that we may not achieve or maintain profitability in the future; our success and ability to retain and expand our customer base; the "Lemonade" brand may not become as widely known as incumbents' brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; availability of reinsurance at current levels and prices; the impact of our agreement with General Catalyst as a synthetic agent; our exposure to counterparty risks; our limited operating history; our ability to manage our growth effectively; our proprietary artificial intelligence algorithms may not operate properly or as expected; the intense competition in the segments of the insurance industry in which we operate; our ability to maintain our risk-based capital at the required levels; our ability to expand our product offerings; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; the possibility that we could be forced to modify or eliminate our Giveback; regulatory risks, related to the operation, development, and implementation of our proprietary artificial intelligence algorithms and telematics based pricing model; legislation or legal requirements 18 that may affect how we communicate with customers; the cyclical nature of the insurance industry; our reliance on artificial intelligence, telematics, mobile technology, and our digital platforms to collect data that we utilize in our business; our ability to obtain additional capital to the extent required to grow our business, which may not be available on terms acceptable to us or at all; our actual or perceived failure to protect customer information and other data as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app, respect customers’ privacy, or comply with data privacy and security laws and regulations; periodic examinations by state insurance regulators; underwriting risks accurately and charging competitive yet profitable rates to customers; our ability to underwrite risks accurately and charge competitive yet profitable rates to our customers; potentially significant expenses incurred in connection with any new products before generating revenue from such products; risks associated with any costs incurred and other risks as we expand our business in the U.S. and internationally; our ability to comply with extensive insurance industry regulations; our ability to comply with insurance regulators and additional reporting requirements on insurance holding companies; our ability to predict the impacts of severe weather events and catastrophes, including the effects of climate change and global pandemics, on our business and the global economy generally; increasing scrutiny, actions, and changing expectations on environmental, social, and governance matters; fluctuations of our results of operations on a quarterly and annual basis; our utilization of customer and third party data in underwriting our policies; limitations in the analytical models used to assess and predict our exposure to catastrophe losses; potential losses could be greater than our loss and loss adjustment expense reserves; the minimum capital and surplus requirements our insurance subsidiaries are required to have; assessments and other surcharges from state guaranty funds; our status and obligations as a public benefit corporation; our operations in Israel and the current political, economic, and military instability, including the evolving conflict in Israel and surrounding region; enactment of legislation, or other government actions, implementing changes in tax legislation or trade policies in different geographic jurisdictions may impact our business, financial condition and results of operations. 19

These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC for the year ended December 31, 2024 and in our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. News & Information Disclosure Investors should note that we may use our website (investor.lemonade.com), blog (lemonade.com/blog), and our company account on X and LinkedIn as a means of disclosing information and for complying with our disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Investors should monitor these channels in addition to reviewing our press releases, SEC filings, and public conference calls. 20

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts, unaudited Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 Revenue Net earned premium $ 112.5 $ 89.3 $ 216.8 $ 173.7 Ceding commission income 30.4 16.5 57.3 37.5 Net investment income 9.4 8.1 18.9 15.7 Commission and other income 11.8 8.1 22.3 14.2 Total revenue 164.1 122.0 315.3 241.1 Expense Loss and loss adjustment expense, net 77.5 70.5 162.9 136.4 Other insurance expense 21.4 18.8 47.5 36.1 Sales and marketing 59.6 36.8 102.8 67.2 Technology development 22.4 21.2 44.4 42.1 General and administrative 25.8 29.8 61.7 59.6 Total expense 206.7 177.1 419.3 341.4 Loss before income taxes (42.6) (55.1) (104.0) (100.3) Income tax expense 1.3 2.1 2.3 4.2 Net loss $ (43.9) $ (57.2) $ (106.3) $ (104.5) Other comprehensive loss, net of tax Unrealized gain on investments in fixed maturities 0.4 1.3 1.6 2.0 Foreign currency translation adjustment 7.2 (0.7) 8.7 (1.6) Comprehensive loss $ (36.3) $ (56.6) $ (96.0) $ (104.1) Per share data: Net loss per share attributable to common stockholders—basic and diluted $ (0.60) $ (0.81) $ (1.45) $ (1.48) Weighted average common shares outstanding —basic and diluted 73,433,379 70,721,227 73,178,708 70,502,856 21

Condensed Consolidated Balance Sheets $ in millions, except per share amounts As of June 30, December 2025 2024 (Unaudited) Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $622.6 million and $607.1 million as of June 30, 2025 and December 31, 2024, respectively) $ 624.5 $ 607.4 Short-term investments (cost: $21.3 million and $27.5 million as of June 30, 2025 and December 31, 2024, respectively) 21.3 27.5 Total investments 645.8 634.9 Cash, cash equivalents and restricted cash 386.0 385.7 Premium receivable, net of allowance for credit losses of $2.8 million and $2.8 million as of June 30, 2025 and December 31, 2024, respectively 346.7 301.2 Reinsurance recoverable 177.8 170.4 Prepaid reinsurance premium 281.6 253.6 Deferred acquisition costs 12.6 12.2 Property and equipment, net 16.0 16.1 Intangible assets 8.8 13.6 Goodwill 19.0 19.0 Other assets 40.3 42.4 Total assets $ 1,934.6 $ 1,849.1 Liabilities and Stockholders' Equity Unpaid loss and loss adjustment expense $ 309.8 $ 298.1 Unearned premium 509.5 455.0 Trade payables 2.3 4.5 Funds held for reinsurance treaties 240.1 219.6 Deferred ceding commission 68.4 65.6 Ceded premium payable 29.7 23.8 Borrowings under financing agreement 123.5 83.4 Other liabilities and accrued expenses 124.2 105.7 Total liabilities 1,407.5 1,255.7 Commitments and Contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized; 73,819,710 and 72,720,866 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively — — Additional paid-in capital 1,928.0 1,898.3 Accumulated deficit (1,405.1) (1,298.8) Accumulated other comprehensive income (loss) 4.2 (6.1) Total stockholders' equity 527.1 593.4 Total liabilities and stockholders' equity $ 1,934.6 $ 1,849.1 22

Condensed Consolidated Statements of Cash Flows $ in millions, unaudited Six Months Ended June 30, 2025 2024 Cash flows from operating activities: Net loss $ (106.3) $ (104.5) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 9.2 10.2 Stock-based compensation 25.7 30.3 Amortization of premium on bonds (3.0) (2.8) Provision for bad debt 8.9 5.3 Asset impairment charge — 0.3 Changes in operating assets and liabilities: Premium receivable (54.4) (43.0) Reinsurance recoverable (7.4) (64.6) Prepaid reinsurance premium (28.0) (21.9) Deferred acquisition costs (0.4) (2.4) Other assets 2.2 26.4 Unpaid loss and loss adjustment expense 11.7 19.9 Unearned premium 54.5 43.9 Trade payables (2.3) — Funds held for reinsurance treaties 20.5 28.5 Deferred ceding commissions 2.8 4.9 Ceded premium payable 5.9 6.4 Other liabilities and accrued expenses 18.7 21.6 Net cash used in operating activities (41.7) (41.5) Cash flows from investing activities: Proceeds from short-term investments sold or matured 15.0 44.0 Proceeds from bonds sold or matured 164.1 219.6 Cost of short-term investments acquired (8.7) (41.7) Cost of bonds acquired (176.8) (125.7) Purchases of property and equipment (4.4) (4.0) Net cash (used in) provided by investing activities (10.8) 92.2 Cash flows from financing activities: Proceeds from borrowings under financing agreement 66.1 39.7 Payments on borrowings under financing agreement (26.0) (10.7) Proceeds from stock exercises 4.0 0.1 Net cash provided by financing activities 44.1 29.1 Effect of exchange rate changes on cash, cash equivalents and restricted cash 8.7 (1.6) Net increase in cash, cash equivalents and restricted cash 0.3 78.2 Cash, cash equivalents and restricted cash at beginning of period 385.7 271.5 Cash, cash equivalents and restricted cash at end of period $ 386.0 $ 349.7 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 0.8 $ 1.2 Cash paid for interest expense on borrowings under financing agreement $ 6.7 $ 1.3 23

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Unaudited Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 ($ in millions) Total revenue $ 164.1 $ 122.0 $ 315.3 $ 241.1 Adjustments: Loss and loss adjustment expense, net (77.5) (70.5) (162.9) (136.4) Other insurance expense (21.4) (18.8) (47.5) (36.1) Depreciation and amortization (0.9) (1.9) (2.0) (3.1) Gross profit $ 64.3 $ 30.8 $ 102.9 $ 65.5 Gross profit margin (% of total revenue) 39% 25% 33% 27 % Adjustments: Net investment income $ (9.4) $ (8.1) $ (18.9) $ (15.7) Interest income and other income (2.0) (2.3) (3.8) (4.5) Employee-related expense 6.1 5.1 12.0 10.5 Professional fees and other 5.7 6.0 17.4 11.2 Depreciation and amortization 0.9 1.9 2.0 3.1 Adjusted gross profit $ 65.6 $ 33.4 $ 111.6 $ 70.1 Adjusted gross profit margin (% of total revenue) 40% 27% 35% 29% 24

Ratio of Adjusted Gross Profit to Gross Earned Premium

The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
	($ in millions)			
Numerator: Adjusted gross profit	$ 65.6	$ 33.4	$ 111.6	$ 70.1
Denominator: Gross earned premium	$ 252.3	$ 199.9	$ 485.9	$ 387.8
Ratio of Adjusted gross profit to Gross earned premium	26 %	17 %	23 %	18 %

Adjusted EBITDA

The following table provides a reconciliation of Adjusted EBITDA to net loss for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
	($ in millions)			
Net loss	$ (43.9)	$ (57.2)	$ (106.3)	$ (104.5)
Adjustments:				
Income tax expense	$ 1.3	$ 2.1	2.3	$ 4.2
Depreciation and amortization	4.7	5.2	9.2	10.2
Stock-based compensation [(1)]	15.4	15.4	25.7	30.3
Interest expense	4.0	1.1	7.3	1.7
Interest income and others	(1.2)	(1.6)	(2.2)	(3.1)
Net investment income	(9.4)	(8.1)	(18.9)	(15.7)
Amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile acquisition	(0.1)	(0.1)	(0.2)	(0.2)
Other adjustment [(2) (3) (4)]	(11.7)	0.2	(4.8)	0.2
Adjusted EBITDA	$ (40.9)	$ (43.0)	$ (87.9)	$ (76.9)

(1) Includes the impact of canceled unvested warrant shares for contract year 2 related to the termination of the Warrant Agreement with Chewy of $5.2 million for the six months ended June 30, 2025 and compensation expense related to the warrant shares $1.6 million and $2.5 million for the three and six months ended June 30, 2024, respectively.

(2) Includes the California FAIR Plan assessment related to the January 2025 California Wildfires for the six months ended June 30, 2025.

(3) Includes impairment charge of $0.3 million related to a portion of the New York office sublease, net of gain on termination of lease for the three and six months ended June 30, 2024.

(4) Includes $11.7 million of tax refund received under the Employee Retention Credit (ERC) program, for the three and six months ended June 30, 2025.

25

Adjusted Free Cash Flow The following tables provide a reconciliation of adjusted free cash flow to cash flow from operating activities for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 ($ in millions) Cash flow from operating activities $ 5.5 $ (11.7) $ (41.7) $ (41.5) Capital expenditures (2.1) (1.5) (4.4) (4.0) Free Cash Flow $ 3.4 $ (13.2) $ (46.1) $ (45.5) Net borrowings under financing agreement 21.6 15.6 40.1 29.0 Adjusted Free Cash Flow $ 25.0 $ 2.4 $ (6.0) $ (16.5) Reconciliation of adjusted free cash flow to cash flow from operations for previously reported quarters: Three Months Ended Mar. 31, June 30, Sept. 30, Dec. 31, 2024 2024 2024 2024 ($ in millions) Cash flow from operating activities $ (29.8) $ (11.7) $ 16.3 $ 13.8 Capital expenditures (2.5) (1.5) (2.2) (3.2) Free Cash Flow $ (32.3) $ (13.2) $ 14.1 $ 10.6 Net borrowings under financing agreement 13.4 15.6 23.5 15.9 Adjusted Free Cash Flow $ (18.9) $ 2.4 $ 37.6 $ 26.5 Three Months Ended Mar. 31, June 30, Sept. 30, Dec. 31, 2023 2023 2023 2023 ($ in millions) Cash flow from operating activities $ (46.4) $ (50.3) $ (6.3) $ (16.1) Capital expenditures (2.7) (1.9) (2.2) (2.4) Free Cash Flow $ (49.1) $ (52.2) $ (8.5) $ (18.5) Net borrowings under financing agreement 0.0 0.0 7.7 7.2 Adjusted Free Cash Flow $ (49.1) $ (52.2) $ (0.8) $ (11.3) 26

Supplemental Financial Information Unaudited Stock-based compensation Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 ($ in millions) Loss and loss adjustment expense, net $ 0.6 $ 0.5 $ 1.1 $ 1.0 Other insurance expense 0.6 0.6 1.3 1.2 Sales and marketing (1) 0.8 2.6 (3.5) 4.6 Technology development 6.9 6.4 13.7 12.8 General and administrative 6.5 5.3 13.1 10.7 Total stock-based compensation expense $ 15.4 $ 15.4 $ 25.7 $ 30.3 (1) Includes the impact of the canceled unvested warrant shares for contract year 2 related to the termination of the Warrant Agreement with Chewy in the amount of $5.2 million for the six months ended June 30, 2025 and compensation expense related to warrant shares of $1.6 million and $2.5 million for the three and six months ended June 30, 2024, respectively. Written and Earned Premium Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 ($ in millions) Gross written premium $ 284.5 $ 226.2 $ 538.7 $ 431.8 Ceded written premium (157.1) (124.3) (295.9) (236.0) Net written premium $ 127.4 $ 101.9 $ 242.8 $ 195.8 Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 ($ in millions) Gross earned premium $ 252.3 $ 199.9 $ 485.9 $ 387.8 Ceded earned premium (139.8) (110.6) (269.1) (214.1) Net earned premium $ 112.5 $ 89.3 $ 216.8 $ 173.7 27

Historical Operating Metrics

$ in millions except Premium per customer, unaudited

Three months ended, unless specified	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	June 30, 2025
Customers (end of period)	1,906,408	1,984,154	2,026,918	2,095,275	2,167,194	2,313,113	2,430,056	2,545,496	2,693,107
In force premium (end of period)	$ 686.6	$ 719.0	$ 747.3	$ 794.2	$ 838.8	$ 889.1	$ 943.7	$1,007.8	$1,083.4
Premium per customer (end of period)	$ 360	$ 362	$ 369	$ 379	$ 387	$ 384	$ 388	$ 396	$ 402
Annual dollar retention (end of period)	87%	85%	87%	88%	88%	87%	86%	84%	84%
Total revenue	$ 104.6	$ 114.5	$ 115.5	$ 119.1	$ 122.0	$ 136.6	$ 148.8	$ 151.2	$ 164.1
Gross earned premium	$ 163.9	$ 173.2	$ 181.0	$ 187.9	$ 199.9	$ 213.1	$ 226.4	$ 233.6	$ 252.3
Gross profit	$ 12.1	$ 21.9	$ 33.6	$ 34.7	$ 30.8	$ 37.5	$ 63.9	$ 38.6	$ 64.3
Adjusted gross profit	$ 16.6	$ 24.9	$ 35.3	$ 36.7	$ 33.4	$ 38.6	$ 66.2	$ 46.0	$ 65.6
Net loss	$ (67.2)	$ (61.5)	$ (42.4)	$ (47.3)	$ (57.2)	$ (67.7)	$ (30.0)	$ (62.4)	$ (43.9)
Adjusted EBITDA	$ (52.7)	$ (40.2)	$ (28.9)	$ (33.9)	$ (43.0)	$ (49.0)	$ (23.8)	$ (47.0)	$ (40.9)
Gross profit margin	12%	19%	29%	29%	25%	27%	43%	26%	39%
Adjusted gross profit margin	16%	22%	31%	31%	27%	28%	44%	30%	40%
Ratio of Adjusted gross profit to Gross earned premium	10%	14%	20%	20%	17%	18%	29%	20%	26%
Gross loss ratio	94%	83%	77%	79%	79%	73%	63%	78%	67%
Net loss ratio	99%	88%	78%	78%	79%	81%	62%	82%	69%

28

Trends Q2 2025 29

Trends

CUSTOMERS
(in '000s)


1,906
2,167
2,693
14%
24%
Q2 23
Q2 24
Q2 25

PREMIUM PER CUSTOMER


$360
$387
$402
8%
4%
Q2 23
Q2 24
Q2 25

IN FORCE PREMIUM
($s in m)


$687
$839
$1,083
22%
29%
Q2 23
Q2 24
Q2 25

GROSS EARNED PREMIUM ("GEP")
($s in m)


$163.9
$199.9
$252.3
22%
26%
Q2 23
Q2 24
Q2 25

REVENUE
($s in m)


$104.6
$122.0
$164.1
17%
35%
Q2 23
Q2 24
Q2 25

30

$12.1 $30.8 $64.3 12% 25% 39% $16.6 $33.4 $65.6 10% 17% 26% Trends 31 GROSS PROFIT ($s in m) GROSS PROFIT MARGIN ▲ 155% ▲ 109% Q2 23 Q2 24 Q2 25 Q2 23 Q2 24 Q2 25 ADJUSTED GROSS PROFIT1 ($s in m) RATIO OF ADJUSTED GROSS PROFIT TO GEP1 ▲ 101% ▲ 96% Q2 23 Q2 24 Q2 25 Q2 23 Q2 25 1 This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Q2 24

Trends

OPERATING EXPENSE[1]

($s in m)


$94.6
$106.6
$129.2
SALES AND MARKETING[2]
OTHER INSURANCE EXPENSE
TECHNOLOGY DEVELOPMENT
GENERAL AND ADMINISTRATIVE
Q2 23
Q2 24
Q2 25

NET LOSS

($s in m)


15%
23%
($67.2)
($57.2)
($43.9)
Q2 23
Q2 24
Q2 25

ADJUSTED EBITDA[3]

($s in m)


18%
5%
($52.7)
($43.0)
($40.9)
Q2 23
Q2 24
Q2 25

[1] Represents total expense less loss and loss adjustment expense, net.

[2] Growth spend included in Sales and Marketing was $49.7M in Q2 2025, $25.8M in Q2 2024 and $12.5M in Q2 2023.

[3] This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics".

32

Trends

TOTAL CASH & INVESTMENTS
($s in m)


$931
$979
$1,021
$996
$1,032
Q2 24
Q3 24
Q4 24
Q1 25
Q2 25

ADJUSTED FREE CASH FLOW[1]
($s in m)


ADJUSTED FREE CASH FLOW
CASH FLOW FROM OPERATING ACTIVITIES
$2
($12)
$38
$16
$27
$14
($31)
($47)
$25
$6
Q2 24
Q3 24
Q4 24
Q1 25
Q2 25

[1] We define adjusted free cash flow ("Adj. FCF") as cash flow operating activities, less capital expenditures plus net borrowings under financing agreement. For reconciliation to the most comparable GAAP Financial measure, please refer to section entitled "Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures".

33

Insurance Supplement Q2 2025 34

Insurance Supplement

	Q2 24	Q3 24	Q4 24	Q1 25	Q2 25
LOSS RATIOS					
Gross loss ratio	79%	73%	63%	78%	67%
Gross loss ratio ex-CAT	62%	68%	62%	59%	60%
TTM gross loss ratio	79%	77%	73%	73%	70%
Net loss ratio	79%	81%	62%	82%	69%
GROSS LOSS RATIO BREAKDOWN					
Attritional gross loss ratio	58%	61%	59%	59%	58%
CAT (excl. PPD)	15%	6%	1%	19%	5%
LAE (excl. PPD)	9%	9%	8%	8%	7%
Prior period development (PPD)	(3%)	(3%)	(5%)	(8%)	(3%)
Gross loss ratio	**79%**	**73%**	**63%**	**78%**	**67%**
GROSS LOSS RATIO - PPD BREAKDOWN					
CAT PPD	2%	(1%)	—%	—%	2%
Non-CAT PPD	(5%)	(2%)	(5%)	(8%)	(5%)
PPD impact on gross loss ratio	**(3%)**	**(3%)**	**(5%)**	**(8%)**	**(3%)**
GROSS LOSS RATIO BY TYPE					
Homeowners multi-peril	78%	69%	55%	82%	60%
Pet	72%	71%	69%	68%	70%
Car	95%	92%	83%	88%	82%
Europe (all products)	98%	92%	75%	91%	83%
IFP BREAKDOWN ($s in m)					
Homeowners multi-peril	$468	$488	$503	$513	$523
Pet	$224	$254	$283	$314	$350
Car	$123	$117	$122	$134	$150
Europe	$14	$19	$24	$33	$43
Other	$10	$11	$12	$14	$17
Total	**$839**	**$889**	**$944**	**$1,008**	**$1,083**
PREMIUM PER CUSTOMER					
Homeowners multi-peril	$270	$266	$266	$265	$260
Pet	$687	$712	$727	$742	$752
Car	$1,725	$1,751	$1,800	$1,853	$1,895
Europe	$113	$129	$129	$147	$168
Other	$803	$846	$913	$998	$1,037
Total	**$387**	**$384**	**$388**	**$396**	**$402**

35

DEFINITIONS GROSS LOSS RATIO We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. GROSS LOSS RATIO EX-CAT We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. TTM GROSS LOSS RATIO We define trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of gross losses and loss adjustment expense to gross earned premium for the past twelve months. NET LOSS RATIO We define net loss ratio, expressed as a percentage, as the ratio of net losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. ATTRITIONAL GROSS LOSS RATIO We define attritional gross loss ratio, expressed as a percentage, as the ratio of gross losses, excluding catastrophe losses, loss adjustment expenses, and prior period development (PPD), to gross earned premium. PRIOR PERIOD DEVELOPMENT (PPD) We define prior period development (PPD) as the change in ultimate loss and loss adjustment expense for claims that occurred in prior quarters. HOMEOWNERS MULTI-PERIL We define homeowners multi-peril as all coverages offered under home, condo, and renters policies. IFP We define in force premium ("IFP"), as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: 1. In force written premium - the annualized premium of in force policies underwritten by us. 2. In force placed premium - the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. PREMIUM PER CUSTOMER We define premium per customer as the average annualized premium customers pay for products underwritten by us, or placed by us with third-party insurance partners. We calculate premium per customer by dividing IFP by the number customers. Insurance Supplement 36

Reinsurance Renewal 37 Q1 25 Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 Q3 26 Q4 26 0% 10% 20% 30% 40% 50% 60% 1 Assumes 70% gross loss ratio. For ease of comparison, the P&L impact shown above isolates components directly impacted by reinsurance change, and excludes other revenue sources, net investment income and commissions and other income, each of which impact our overall financial results. 2 For illustrative purposes of representing transition concept, assumes subsequent reinsurance renewal is at 20% quota share, though our strategy may evolve between now and then. GEP Revenue Gross profit 55% quota share 20% quota share $0 $250 $500 $750 $1,000 55% QS 20% QS Gross Earned Premium $1,000 $1,000 Ceded Earned Premium (550) (200) Net Earned Premium 450 800 Cede Commission Income 121 44 Revenue impact $571 $844 Gross Loss & LAE (700) (700) Ceded Loss & LAE 385 140 Loss and LAE, net (315) (560) Gross Profit impact $256 $284 Illustrative example of $1,000 policy P&L impact in various Quota Share (QS) reinsurance structures1 • Revenue increases by ~50% due to higher net earned premium, partially offset by proportionally lower cede commission income • Gross profit increases by ~10%, or ~280bps as % of GEP, a comprehensive representation of the P&L impact of the reinsurance change Ceded earned premium as % of Gross earned premium will gradually ramp down from 55% to 20%2